Exhibit 10.1

EXECUTION VERSION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of September 11, 2017 (the “Effective Date”), by and among General Nutrition Centers, Inc., a Delaware corporation (“GNCI”), GNC Holdings, Inc., a Delaware corporation (“GNC Holdings”) (generally both or, as applicable, either, referred to herein as the “Company”), and Ken Martindale (the “Executive”) (collectively, the “Parties”).

WHEREAS, the Company desires to employ the Executive on the terms and subject to the conditions set forth herein and the Executive has agreed to be so employed.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

1. Employment of the Executive; Duties.

1.1 Title; Positions. During the Employment Period (as defined in Section 2), the Executive shall serve as Chief Executive Officer of GNCI and Holdings. The Executive shall report to the Board of Directors of GNC Holdings (the “Board”). The Executive shall be appointed to the Board effective on the Effective Date and will be nominated for re-election to the Board each time the Executive’s term as a member of the Board s is scheduled to expire.

1.2 Duties. During the Employment Period, the Executive shall have the customary duties, responsibilities and authority commensurate with such position and such other powers and duties as may be assigned to the Executive from time to time by the Board commensurate with the position of a Chief Executive Officer. The Executive shall devote substantially all the Executive’s working time, attention, knowledge and skills faithfully, and to the best of the Executive’s ability, to the Executive’s duties and responsibilities under this Agreement and, except where the Company provides its written consent otherwise, shall perform his duties hereunder at the principal office of the Company in Pittsburgh, Pennsylvania (the location as of the Effective Date, the “Company Headquarters”). The Executive shall at all times be subject to, comply with, observe and carry out the Company’s lawful written rules, regulations, policies and codes of ethics and/or conduct applicable to its employees and senior executive officers as in effect from time to time and as to which Executive has received actual notice. During the Employment Period (defined below), the Executive shall not be permitted to participate or invest in or manage any for-profit business activity or venture not arising in connection with the performance of his duties pursuant to this Agreement; provided, however, that notwithstanding anything to the contrary, it shall not be a violation of this Agreement for the Executive to (i) serve on the board of directors of Fairway Group Holdings and the National Association of Chain Drug Stores and, with the prior written approval of the Board (such approval not to be unreasonably withheld, delayed or conditioned), serve on any other boards of directors of for-profit companies, (ii) serve on civic or charitable boards or committees, deliver lectures, fulfill speaking engagements, or teach at educational institutions, and (iii) manage personal investments, so long as, in the case of activities described in the preceding clauses (i) and (ii), (x) such activities do not interfere with the performance of the Executive’s responsibilities in accordance with this Agreement or otherwise create a conflict of interest or breach of this Agreement, and (y) the Executive complies with applicable provisions of the Company’s lawful written policies and procedures regarding such matters, if any. During the Employment Period, the Executive will be nominated to serve as a member of the Board and as a member of the Board of Directors of GNCI (the “GNCI Board”). To the extent the Executive is elected to the Board or GNCI Board, the Executive shall serve on each such board of directors without additional compensation in respect thereof.

1.3 Relocation. Except where the Company provides its written consent otherwise, the Executive shall be required to (a) by no later than December 31, 2017, establish a permanent residence for himself (and if applicable, his family) that is within 75 miles of the Company Headquarters and (b) relocate his and his family’s principal residence from that in effect as of the Effective Date to such residence (or such other principal residence that is within 75 miles of the Company Headquarters) by no later than the end of calendar year 2017.

2. Term of Employment.

The employment of the Executive under this Agreement shall commence on the Effective Date and shall continue until the third anniversary of the Effective Date (the “Initial Employment Period”), and shall automatically continue after the end of the Initial Employment Period for additional, consecutive one-year periods (each an “Extension Period”), unless (i) the Company notifies the Executive in writing not less than one (1) year prior to, or the Executive notifies the Company in writing not less than sixty (60) days prior to, the end of the Initial Employment Period or the Extension Period, as applicable, of its or the Executive’s election, in its or the Executive’s sole discretion, as applicable, not to extend the Executive’s employment hereunder or (ii) terminated earlier in accordance with Section 4 (any such period of employment of the Executive with the Company, the “Employment Period”).

3. Compensation and General Benefits.

3.1 Base Salary.

(a) During the Employment Period, the Company shall pay to the Executive an annual rate of base salary at least equal to $975,000 (such base salary, as may be increased from time to time pursuant to Section 3.1(b), is referred to herein as the “Base Salary”). The Executive’s Base Salary, less amounts required to be withheld under applicable law, shall be payable in equal installments in accordance with the Company’s normal payroll practices and procedures in effect from time to time.

(b) The Board or the Compensation Committee established by the Board (the “Compensation Committee”) shall review the Executive’s performance on an annual basis and, based on such review, may change, by upward adjustment only, the Base Salary, as it, acting in its sole discretion, shall determine to be reasonable and appropriate.

3.2 Bonuses.

(a) With respect to the 2017 calendar year and each subsequent calendar year that commences during the Employment Period, the Executive shall be eligible to earn an annual incentive bonus (the “Annual Bonus”), based on the achievement of performance objectives established by the Board or the Compensation Committee for the applicable year. The Executive’s target Annual Bonus shall be at least 150% of the then Base Salary, with the actual Annual Bonus amount earned determined by the actual level of achievement of the relevant performance objectives (for the 2017 calendar year, prorated consistent with the Executive’s first day of employment). The Executive must be an employee in good standing on the date when due to be paid in order to receive any Annual Bonus, except as otherwise provided in Section 4.2, Section 4.3 or Section 4.4. Any Annual Bonus earned shall be payable in full no later than March 15 of the year following the year such bonus is earned. Notwithstanding anything herein to the contrary, the Executive agrees that any Annual Bonus and any other incentive compensation payable to the Executive under this Agreement or otherwise shall be subject to any clawback policy adopted or implemented by the Company or GNC that is mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or otherwise required by an applicable law, from time to time.

(b) Promptly following the Effective Date, the Company shall pay to the Executive a cash relocation bonus in the amount of $100,000 (the “Relocation Bonus”). The Executive and the Company each acknowledge that the Relocation Bonus is being paid in lieu of any other benefits that would otherwise be available to the Executive under the Company’s relocation policy for the relocation described in Section 1.3. In the event the Executive is terminated for Cause (as defined in Section 4.3(g)) or resigns without Good Reason (as defined in Section 4.3(f)) prior to December 31, 2017 or fails to relocate pursuant to Section 1.3 prior to December 31, 2017, the Executive shall reimburse the Company for the net after-tax amount of the Relocation Bonus.

3.3 Expenses.

(a) The Executive shall be entitled to receive reimbursement from the Company for all reasonable and necessary expenses incurred by the Executive in performing the Executive’s duties hereunder on behalf of the Company, subject to, and consistent with, the Company’s policies for expense payment and reimbursement; provided, however, that the relocation policy applicable to senior executive officers of the Company will not apply to the Executive’s relocation described in Section 1.3.

(b) Promptly following the Effective Date, the Company shall pay, or reimburse the Executive, for any legal fees and disbursements that the Executive may have incurred in the negotiation of this Agreement, up to (in the aggregate) $25,000.

3.4 Benefits; Vacation. The Executive shall be entitled to participate in any benefit plans, arrangements or policies made available by the Company to its executive officers generally, subject to and on a basis consistent with the terms, conditions and overall administration of each such plan, arrangement or policy. In connection with the foregoing, the Executive shall be entitled to four (4) weeks paid vacation annually, to be taken at such time(s) as shall not, in the reasonable judgment of the Board, interfere with the Executive’s fulfillment of his duties hereunder and otherwise in accordance with the Company’s policies and procedures in effect from time to time, including the Company’s lawful written policies and procedures with respect to the payment for or carryover of accrued and unused vacation time. The Executive shall be entitled to as many holidays, sick days and personal days as are provided by the Company from time to time to its executive employees in accordance with the Company’s policies as in effect from time to time.

3.5 Equity Awards.

(a) On the Effective Date, the Executive shall be granted an equity awards package (collectively, the “Sign-on Awards”) in each case, pursuant to the Grant Agreements (as defined below), to be granted as inducement grants on terms consistent with those provided under the GNC Holdings, Inc. 2015 Stock and Incentive Plan (the “Plan”): (i) fully vested restricted shares of GNC Holdings common stock (“Restricted Shares”), with a grant date value of $600,000, which shares the Executive shall not be entitled to dispose of until the earliest to occur of: (x) a Change in Control (as defined in the Plan), (y) the third anniversary of the Effective Date, or (z) the Executive’s death, Disability (defined below) or any other separation from service from the Company; (ii) unvested Restricted Shares with a grant date value of $950,000 (the “2017 Bonus Make-Whole Shares”), vesting on the last trading day of December 2017; provided, however, that the Company will accelerate the vesting of such number of 2017 Bonus Make-Whole Shares as may be necessary to cover the applicable 83(b) Election Tax Liability (defined below) in respect of any Sign-On Awards in respect of which Executive chooses to recognize the value under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”) (an “83(b) Election”); (iii) unvested Restricted Shares with a grant date value of $1,200,000 (the “LTI Make-Whole Shares”), vesting in three equal installments on each of the first three anniversaries of the Effective Date, subject to the Executive remaining employed with the Company on each anniversary and subject to the provisions of Section 4; provided, however, that the Company will accelerate the release of such number of LTI Make-Whole Shares as may be necessary to cover the applicable 83(b) Election Tax Liability in respect of such shares; and (iv) equity awards with a grant date value of $3,800,000, vesting in three equal installments on each of the first three anniversaries of the Effective Date, with 50% of the awards granted in the form of options using a Black-Scholes value and the other 50% granted in the form of Restricted Shares. Each of the forms of the grant agreements providing for the Sign-On Awards are attached to this Agreement as Exhibits (the “Grant Agreements”).

(b) In 2018 executive shall receive, and for each subsequent year the Executive shall be eligible to receive, annual equity grants, commensurate with his position, at the same time as any other senior executives at the Company receive annual equity grants, with the form(s) of such annual equity grants to be determined by the Compensation Committee; provided, however, that (i) the Executive’s 2018 annual equity grant(s) will have a total grant date value equal to 450% of his Base Salary and (ii) any of the Executive’s 2018 annual equity grant(s) that the Company would have granted in the form of restricted stock units in the ordinary course of business shall instead be granted in the form of Restricted Shares (the “2018 Restricted Shares”). In addition, notwithstanding any vesting provisions that may otherwise be applicable to the 2018 Restricted Shares, the Company will accelerate the release of such number of 2018 Restricted Shares as may be necessary to cover the applicable 83(b) Election Tax Liability in respect of such shares.

(c) For purposes of this Agreement, the term “83(b) Election Tax Liability” means the amount of income and payroll tax withholding due in respect of any Sign-On Awards or 2018 Restricted Shares, as applicable, for which the 83(b) Election was made, with the number of shares of GNC Holdings common stock, the vesting of which may become accelerated as provided above, being equal to (x) the 83(b) Election Tax Liability, divided by (y) the Fair Market Value (as defined in the Plan) of a share of GNC Holdings common stock on the date of such acceleration.

4. Termination.

4.1 General. The employment of the Executive under this Agreement (and the Employment Period) may be terminated in accordance with the provisions of this Section 4.

4.2 Death or Disability of the Executive.

(a) The employment of the Executive hereunder (and the Employment Period) shall terminate upon (x) the death of the Executive or (y) at the option of the Company, upon not less than 15 days’ prior written notice to the Executive or the Executive’s personal representative or guardian, if the Executive suffers a “Total Disability” (as defined in Section 4.2(c)). Upon termination for death or Total Disability, in addition to any benefits paid or payable to the Executive or the Executive’s beneficiaries or estate under any Company-sponsored disability benefit plan program or policy for the period following such date of termination, the Company shall pay to the Executive, or the Executive’s guardian, personal representative or estate, as applicable, (i) the Accrued Obligations (as defined in Section 4.4(b)(i) and payable in accordance with the terms thereof), (ii) any unpaid Annual Bonus with respect to the fiscal year prior to the year in which the date of the Executive’s termination occurs (the “Unpaid Prior Bonus”), and (iii) a prorated Annual Bonus that the Executive would have been entitled to receive pursuant to Section 3.2 had the Executive worked through the date of payment of such Annual Bonus, based on the actual level of achievement of the performance objectives for the year of such termination (with such proration based on the period of actual employment during the applicable performance period, relative to the full performance period)(the “Prorated Bonus”), with any such Annual Bonuses payable at the time and in the manner annual bonuses are paid to employees, generally.

(b) Any payment under Section 4.2(a)(ii) and (iii) shall be paid on the first regular payroll date following the 60th day after the Executive’s date of termination (or, if later, the date provided in Section 3.2, if at the time of the Executive’s date of termination the level of achievement of the performance objectives referenced in Section 4.2(a)(ii) and/or (iii) has not yet been established by the Board); and any vesting benefits under Section 4.2(d) shall occur on the 60th day after the Executive’s date of termination; provided that, in each case, on or before such date the Executive (or the Executive’s guardian, personal representative or estate, as applicable) executes a Release (as defined in Section 4.3(d)) and any period in which such Release may be revoked has expired without revocation.

(c) For purposes of this Agreement, “Total Disability” shall mean the definition of “Disabled” contained in Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”). In conjunction with determining mental and/or physical disability for purposes of this Agreement, the Executive hereby consents to (i) any examinations that the Board or the Compensation Committee reasonably determines are relevant to a determination of whether the Executive is mentally and/or physically disabled or are required by the examining physician with the costs of such exam paid for by the Company, (ii) furnish such medical information as may be reasonably requested, and (iii) waive any applicable physician patient privilege that may arise because of such examination; provided that in each case the Company takes reasonable steps to protect the confidentiality of Executive’s situation and condition.

(d) Notwithstanding anything contained in the Plan or any individual grant agreements issued thereunder applicable to the Executive (collectively, the “Equity Award Agreements”), all outstanding and unvested equity-based awards granted under Equity Award Agreements and held by the Executive as of the date of termination shall become vested as follows: (i) any such awards whose vesting conditions are based solely on the Executive’s continued employment with the Company over a period of time (the “Time-Vesting Awards”) shall become immediately vested (and, as applicable, exercisable for such post-termination period(s) as are already set forth in the Equity Award Agreements) on the date of termination; and (ii) any such awards whose vesting conditions are based both on the Executive’s continued employment with the Company over a period of time and the Company’s achievement of pre-established performance targets (the “Performance-Vesting Awards”) shall become vested as to a Prorated Target Amount of such award on the date of termination. For purposes of this Section 4.2(d), the “Prorated Target Amount” of each Performance-Vesting Award that shall become vested hereunder shall be equal to the product of (x) a fraction, the numerator of which is equal to the number of days in the performance period applicable to such award during which the Executive was employed by the Company, and the denominator of which is the total number of days during such performance period (such fraction, the “Prorata Percentage”) and (y) the total number of shares of GNC Holdings common stock subject to such Performance-Vesting Award to which the Executive would have become entitled under such award, assuming achievement of the performance targets applicable to such award at the “target” level of performance as of the end of the performance period applicable to such award.

4.3 Termination by the Company Without Cause or Resignation by the Executive For Good Reason or the Company’s Election Not to Extend the Employment Period.

(a) The Company may terminate the Executive’s employment without “Cause” (as defined in Section 4.3(g)), and thereby terminate the Executive’s employment (and the Employment Period) under this Agreement at any time with no requirement for notice to the Executive. For the avoidance of doubt, the Company’s non-renewal of the Term pursuant to Section 2 shall be treated as a termination of the Executive’s employment by the Company without Cause.

(b) The Executive may resign, and thereby terminate the Executive’s employment (and the Employment Period), at any time for “Good Reason” (as defined in Section 4.3(f)), upon not less than 30 days’ prior written notice to the Company specifying in reasonable detail the circumstances constituting the asserted Good Reason therefor; provided, however, that the Company shall have an opportunity to cure any such Good Reason within 30 days after the Company’s receipt of such notice; and provided further that, if the Company is not seeking to cure, the Company shall not be obligated to allow the Executive to continue working during such period and may, in its sole discretion, accelerate such termination of employment (and the Employment Period) to any date during such period.

(i) The Executive may not terminate employment under this Agreement for Good Reason on account of any act or omission by the Company, the first occurrence of which the Executive had actual notice for 60 days or more prior to giving notice of termination for Good Reason.

(ii) A resignation by the Executive for Good Reason requires the Executive to actually resign his employment within 30 days after the Company’s cure period has expired if the Company has failed to cure the event constituting Good Reason.

(c) In the event the Executive’s employment is terminated pursuant to this Section 4.3, and subject to Section 4.3(d), the following provisions shall apply:

(i) The Company shall pay the Executive, as severance, a cash amount equal to two times the sum of (A) the Executive’s Base Salary and (B) (i) if such termination occurs prior to, or more than 24 months following, the date of a Change in Control, the average of the Executive’s actual Annual Bonus paid in respect of each of the two fiscal years immediately preceding the date of termination (or, for any of the first two fiscal years of the Initial Term for which an Annual Bonus has not yet been determined by the Board or its designated committee, the Target Bonus) or (ii) if such termination occurs on the date of a Change in Control or during the 24 months following a Change in Control, Target Bonus, which amount shall be paid (x) if such termination occurs prior to, or more than 24 months following, the date of a Change in Control, in substantially equal installments accordance with the Company’s normal payroll practices and procedures over the twenty-four (24) month period beginning on the 60th day after the date of termination and (y) if such termination occurs on the date of a Change in Control or during the 24 months following a Change in Control, in a lump sum cash payment on the 60th day after the date of termination. Notwithstanding the foregoing, if the Executive’s employment with the Company is terminated by the Company as described in Section 4.3(a) and the date of such termination occurs during the six-month period immediately preceding the date on which a Change in Control occurs but after the date a definitive transaction agreement is executed that contemplates such a Change in Control, then, for purposes of this Section 4.3(c)(i), the Executive’s employment shall be deemed to have been terminated immediately upon the date of the closing of the Change in Control, with the amount that would have been payable pursuant Section 4.3(c)(i)(B)(ii) in excess of that paid prior to the date of the Change in Control under Section 4.3(c)(i)(B)(i) to be paid in substantially equal installments over the balance of the severance period at the same time as the payments made under Section 4.3(c)(i)(B)(i) are made.

(ii) The Company shall pay to the Executive (A) the Unpaid Prior Bonus, if any, and (B) the Prorated Bonus, if any, and with any such Annual Bonuses payable at the time and in the manner annual bonuses are paid to employees, generally.

(iii) If the Executive timely elects continuation coverage (with respect to the Executive’s coverage and/or any eligible dependent coverage) under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA Continuation Coverage”) with respect to the Company’s group health insurance plan, the Company shall be responsible for payment of the monthly cost of COBRA Continuation Coverage, and the Executive shall make co-payments of the costs of such coverage as if the Executive was an employee of the Company, such payments for coverage to continue for the eighteen (18) month period following the date of termination (or until such earlier date, if any, on which the Executive obtains comparable health insurance coverage from another employer).

(iv) Notwithstanding anything contained in any Equity Award Agreements applicable to the Executive or otherwise, unless otherwise agreed between the Executive and the Company, all outstanding equity-based awards (including the Sign-On Awards) granted under Equity Award Agreements and held by the Executive as of the date of termination shall become vested as follows: (i) any Sign-On Awards shall immediately vest; (ii) any Time-Vesting Awards other than any Sign-On Awards shall, to the extent such Time-Vesting Awards would have become vested in accordance with their terms within the twenty-four (24) month period following the date of termination if the Executive had remained employed with the Company through such period, become vested; and (iii) any such Performance-Vesting Awards shall become vested as to a Prorated Actual Amount of such award as of the date the Compensation Committee (or other committee, or the Board) determines the Prorated Actual Amount. For purposes of this Section 4.3(c)(iv), the “Prorated Actual Amount” of each Performance-Vesting Award that shall become vested hereunder shall be determined following the expiration of the performance period applicable to each such award, and shall be equal to the product of (x) the Prorata Percentage of the applicable Performance-Vesting Award and (y) the total number of shares of GNC Holdings common stock subject to such Performance-Vesting Award (if any) to which the Executive would have been entitled thereunder if the Executive had remained employed through such applicable performance period, based on the actual achievement of the performance targets applicable to such award, as determined by the Compensation Committee (or other committee) otherwise in accordance with the terms of the Plan and each such individual grant agreement.

(v) Payments and reimbursements made to the Executive under this Section 4.3(c)(i), (ii), and (iii) shall be made or commence on the first regular payroll date following the 60th day after the date of termination (or, with respect to the payment provided under Section 4.3(c)(ii), if later, the date provided in Section 3.2, if at the time of the Executive’s date of termination the level of achievement of the performance objectives referenced in Section 4.3(c)(ii)

has not yet been established by the Board); and any vesting benefits under Section 4.3(c)(iv) shall occur on the 60th day after the Executive’s date of termination; provided that on or before such date the Release (as defined in Section 4.3(d)) has been executed and any period in which the Executive may revoke such Release has expired, without such Release having been revoked, and provided, further, that the payment of all the amounts otherwise due to be paid under Section 4.3(c)(i) shall be contingent on the Executive’s continued compliance in all material respects with all post-termination restrictive covenants applicable to the Executive contained in Section 5.

(d) As a condition precedent to the Executive’s right to receive the payments and benefits set forth in Section 4.3(c)(i), (ii), (iii) and (iv), the Executive agrees to execute a release in the form annexed hereto as Exhibit A (the “Release”). The Company shall, without regard to the Executive’s execution of the Release, pay the Executive the Accrued Obligations (payable in accordance with the terms thereof).

(e) Anything in this Agreement to the contrary notwithstanding, if it shall be determined that any payment, vesting, distribution or transfer by the Company or any successor, or any Affiliate of the foregoing or by any other Person or that any other event occurring with respect to the Executive and the Company for the Executive’s benefit, whether paid or payable or distributed or distributable under the terms of this Agreement or otherwise (including under any employee benefit plan) (a “Payment”) would be subject to or result in the imposition of the excise tax imposed by Section 4999 of the Code (defined below) (collectively, the “Excise Tax”), then (subject to the proviso at the end of this sentence) the amount of the Payment shall be reduced to the highest amount that may be paid by the Company or other entity without subjecting any such Payment to the Excise Tax (the “Payment Reduction”); provided, however, that the Payments shall only be reduced if the Accounting Firm (as defined in Section 4.3(e)(i) below) determines that the Executive would retain a greater Net After-Tax Payment (defined below) of the Payments, if the Payments were to be so reduced, than if the Payments were not so reduced. To the extent necessary to effect the Payment Reduction, the Company shall reduce or eliminate the Payments by first reducing or eliminating the portion of the Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the initial determination, subject to the confirmation of the Accounting Firm with respect to the intended effect of such Payment Reduction. For purposes of this Agreement, the term “Net After-Tax Payment” means the present value (as determined in accordance with Section 280G of the of Internal Revenue Code of 1986, as amended (collectively with the regulations and guidance promulgated thereunder, the “Code”)) of a Payment, net of all Excise Taxes imposed on the Executive with respect to that Payment.

(i) Subject to the provisions of Section 4.3(e)(ii), all determinations required to be made under this Section 4.3(e), including whether and when a Payment is subject to Section 4999 of the Internal Revenue Code and the assumptions to be utilized in arriving at such determination and in determining the amount of the Net After-Tax Payment and, if applicable, an appropriate Payment Reduction, shall be made by PricewaterhouseCoopers LLP, or any other nationally recognized accounting firm that shall be the Company’s outside auditors at the time of such determination (the “Accounting Firm”), which Accounting Firm shall provide detailed supporting calculations to the Executive and the Company within 15 business days of the receipt of notice from the Company or the Executive that there will be a Payment that the Person giving notice believes may be subject to the Excise Tax. All fees and expenses of the Accounting Firm shall be borne by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive in determining whether a Payment Reduction is required and the amount thereof (subject to Sections 4.3(e)(ii) and (iii)), in the absence of material mathematical or legal error.

(ii) As a result of uncertainty in the application of Section 4999 of the Code that may exist at the time of the initial determination by the Accounting Firm, it may be possible that in making the calculations required to be made hereunder, the Accounting Firm shall determine that a Payment Reduction was not made that should be made (an “Overpayment”) or that a Payment Reduction was made that need not be made (an “Underpayment”). If, within 75 days after the Accounting Firm’s initial determination under Section (i), the Accounting Firm shall determine that an Overpayment was made, any such Overpayment shall be treated for all purposes, to the extent practicable and subject to applicable law, as a loan to the Executive with interest at the applicable Federal rate provided for in Section 1274(d) of the Code and shall be repaid by the Executive to the Company within 35 days after the Executive receives notice of the Accounting Firm’s determination; provided, however, that the amount to be repaid by the Executive to the Company either as a loan or otherwise as a lump sum payment (where a loan is not practicable or permitted by law) shall be reduced to the extent that any portion of the Overpayment to be repaid shall not be offset by a corresponding reduction in tax by reason of such repayment of the Overpayment. If the Accounting Firm shall determine that an Underpayment was made, any such Underpayment shall be due and payable by the Company to the Executive within 35 days after the Company receives notice of the Accounting Firm’s determination.

(iii) The Executive shall give written notice to the Company of any claim by the Internal Revenue Service that, if successful, would require the payment by the Executive of an Excise Tax, such notice to be provided within 15 days after the Executive shall have received written notice of such claim. The Executive shall cooperate with the Company in determining whether to contest or pay such claim and shall not pay such claim without the written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed.

(iv) This Section 4.3(e) shall remain in full force and effect following the termination of the Executive’s employment for any reason until the expiration of the statute of limitations on the assessment of taxes applicable to the Executive for all periods in which the Executive may incur a liability for taxes (including Excise Taxes), interest or penalties arising out of the operation of this Agreement.

(f) For purposes of this Agreement, the Executive is entitled to terminate the Executive’s employment for “Good Reason” if without the Executive’s prior written consent:

(i) any material failure by the Company to comply with any material obligation under this Agreement, including the failure to promptly provide any material benefit hereunder;

(ii) (A) a reduction by the Company (including in the aggregate) of the Executive’s titles, positions, status or authority (including, but not limited to any change in reporting relationships) as the Chief Executive Officer of the Company or (B) a material reduction by the Company (including in the aggregate) of Executive’s responsibilities and duties (in either case of (A) or (B), other than temporarily during any period where the Executive is incapacitated due to physical or mental illness); or

(iii) other than by action of the Executive, removal of the Executive from the position of Chief Executive Officer of the Company, or failure to elect (or nominate) the Executive to, or removal other than for cause (as defined in the governing documents of GNC Holdings) of the Executive from, the Board or the Board of Directors of GNCI; or

(iv) the Company effects a reduction in the Executive’s Base Salary or Target Bonus, other than any such reduction that applies to all executive officers as part of a general reduction (as long as such reduction affecting the Executive is no greater, on a percentage basis, than the reduction affecting any other executive officer); or

(v) the Executive’s principal place of business for performing services to the Company moves to a new location that is more than 75 miles from the Company Headquarters.

(g) For purposes of this Agreement, “Cause” means the occurrence of any one or more of the following events, and a determination of such occurrence shall be made by the Board reasonably and in good faith by a two-thirds vote of the Board (excluding the Executive as a member thereof) after a Board meeting to determine the existence of Cause after reasonable written notice is received by the Executive setting forth in reasonable detail the specific action or conduct of Executive upon which the Board is relying in reaching its determination and a reasonable opportunity for Executive (together with his counsel) to be heard by the Board prior to such determination:

(i) any material failure by the Executive to comply with any material obligation under this Agreement;

(ii) the Executive’s conviction of, or plea of nolo contendere to, (A) a misdemeanor (other than traffic violations) that causes substantial actual economic harm to the Company or any of its controlled Affiliates or (B) a crime constituting a felony;

(iii) intentional theft or embezzlement, or fraud by the Executive in connection with the performance of the Executive’s duties hereunder;

(iv) the Executive’s engaging in any activity that gives rise to a material conflict with the Company or any of its controlled Affiliates;1

(v) the intentional misappropriation by the Executive of any material business opportunity of the Company or any of its controlled Affiliates;

(vi) any willful or reckless material failure to comply with, observe or carry out the Company’s lawful written rules, regulations, policies and codes of ethics and/or conduct applicable to its employees and senior executive officers in effect from time to time and as to which Executive has received actual notice, including (without limitation) those regarding conflicts, potential conflicts of interest or the appearance of a conflict of interest;

(vii) (A) the Executive’s substance abuse that (I) significantly or persistently impairs the Executive’s performance of the Executive’s duties hereunder or (II) causes or is likely to cause substantial harm to the Company or any of its controlled Affiliates, or (B) the Executive’s use of illegal drugs that (x) impairs the Executive’s performance of the Executive’s duties hereunder or (y) causes or is likely to cause substantial harm to the Company or any of its controlled Affiliates; and

(viii) Intentional or reckless engagement in conduct that the Executive knows is materially injurious to the Company or any of its controlled Affiliates;

; provided, that no determination of “Cause” by the Board as provided under any of clauses (i), (iii), (iv) (v), (vi), or (vii) hereunder shall occur if such act or conduct giving rise to a determination of “Cause” hereunder is cured within thirty (30) days after delivery to the Executive by the Board of written notice of such act or conduct. For the avoidance of doubt, a determination of Cause in accordance with this Section shall not prevent the Executive from challenging the Board’s determination (on a de novo review) that Cause exists or that the Executive has failed to cure any act or conduct (or failure to act) that purportedly formed the basis for the Board’s determination.

(h) For the avoidance of doubt, the election by the Executive not to extend or further extend the Employment Period pursuant to Section 2 shall not be a termination without Cause or a resignation for Good Reason under Section 4.3.

[1]	The executive will have the opportunity to cure.

4.4 Termination For Cause, Voluntary Resignation Other Than For Good Reason or Executive’s Election Not to Extend the Employment Period.

(a) (i) The Company may, only upon action of the Board and written notice to the Executive specifying in reasonable detail the circumstances constituting the occurrence of conduct or an event giving rise to the Executive’s termination for Cause and compliance with the procedures set forth in Section 4.3(g), terminate the employment of the Executive (and the Employment Period) at any time for Cause, (ii) the Executive may voluntarily resign other than for Good Reason and thereby terminate the Executive’s employment (and the Employment Period) under this Agreement at any time upon not less than 60-days’ prior written notice or (iii) the Executive may elect not to extend or further extend the Employment Period pursuant to Section 2, provided that the Executive continues to provide services hereunder through the end of the Employment Period.

(b) The following provisions shall apply upon termination by the Company for Cause, by the Executive as the result of resignation for other than for Good Reason, or by the Executive at the end of the Employment Period as the result of the Executive’s election not to extend or further extend the Employment Period:

(i) The Executive shall be entitled to receive all amounts of earned but unpaid Base Salary, accrued but unpaid vacation, and welfare and retirement benefits accrued and vested through the date of such termination, and all business expenses reimbursable under Section 3.3(a) incurred prior to the date of such termination (the “Accrued Obligations”). Except as provided below, all other rights of the Executive (and all obligations of the Company) hereunder shall terminate as of the date of such termination. The Accrued Obligations shall be paid in accordance with the Company’s general payroll practices and procedures and the terms and conditions of any applicable plan.

(ii) The treatment of all outstanding stock options and other equity-based awards held by the Executive as of the date of termination pursuant to this Section 4.4 shall be governed by the terms of the Plan and the individual grant agreements applicable to the Executive.

(iii) If the Employment Period is terminated by Executive as the result of an election not to extend or further extend the Employment Period, the Company shall pay to the Executive (A) the Unpaid Prior Bonus, if any, and (B) the Prorated Bonus, if any, and with any such Annual Bonuses payable at the time and in the manner annual bonuses are paid to employees, generally.

4.5 Resignation from Officer Positions. Upon the termination of the Executive’s employment for any reason (unless otherwise agreed in writing by the Company and the Executive), the Executive shall be deemed to have resigned, without any further action by the Executive, from any and all officer and/or director positions that the Executive, immediately prior to such termination, (a) held with the Company or any of its controlled Affiliates and (b) held with any other entities at the direction of, or as a result of the Executive’s affiliation with, the Company or any of its controlled Affiliates. If for any reason this Section 4.5 is deemed to be insufficient to effectuate such resignations, then the Executive shall, upon the Company’s request, execute any documents or instruments that the Company may reasonably deem necessary or desirable to effectuate such resignations. In addition, the Executive hereby designates the Secretary or any Assistant Secretary of the Company and of any controlled Affiliate to execute any such documents or instruments as the Executive’s attorney-in-fact to effectuate such resignations if execution by the Secretary or any Assistant Secretary of the Company or controlled Affiliate is deemed by the Company or the controlled Affiliate to be a more expedient means to effectuate such resignation or resignations.

5. Confidentiality, Work Product and Non-Competition and Non-Solicitation.

5.1 Confidentiality.

(a) In connection with the Executive’s employment with the Company, the Company promises to provide the Executive with access to “Confidential Information” (as defined in Section 5.4(d)) in support of the Executive’s employment duties. The Executive recognizes that the Company’s business interests require a confidential relationship between the Company and the Executive and the fullest practical protection and confidential treatment of all Confidential Information. At all times, both during and after the Employment Period, the Executive shall not knowingly, whether directly or indirectly,: (i) appropriate, download, print, copy, remove, use, disclose, divulge, communicate or otherwise “Misappropriate” (as defined in Section 5.4(e)) any Confidential Information, including, without limitation, originals or copies of any Confidential Information, in any media or format, except for the benefit of a Company Party within the course and scope of the Executive’s employment or with the prior written consent of the Chairman of the Board; or (ii) take or encourage any action that would circumvent, interfere with or otherwise diminish the value or benefit of the Confidential Information to any of the Company Parties (as defined in Section 5.4(b)).

(b) All Confidential Information, and all other Company information and property affecting or relating to the business of the Company Parties within the Executive’s possession, custody or control, regardless of form or format, shall remain, at all times, the property of the respective Company Parties, the appropriation, use and/or disclosure of which is governed and restricted by this Agreement.

(c) The Executive acknowledges and agrees that:

(i) the Executive occupies a unique position within the Company, and the Executive is and shall be intimately involved in the development and/or implementation of Confidential Information[;

(ii) in the event the Executive intentionally breaches this Section 5.1 with respect to any Confidential Information, such breach shall be deemed to be a Misappropriation of such Confidential Information; and

(iii) any Misappropriation of Confidential Information shall result in immediate and irreparable harm to the Company].

(d) Upon receipt of any formal or informal request, by legal process or otherwise, seeking the Executive’s direct or indirect disclosure or production of any Confidential Information to any Person, the Executive shall, unless limited by law or legal process, promptly and timely notify the Company and provide a description and, if applicable, deliver a copy of such request to the Company. The Executive irrevocably nominates and appoints the Company as the Executive’s true and lawful attorney-in-fact to act in the Executive’s name, place and stead to perform at the Company’s cost any act that the Executive might perform to defend and protect against any disclosure of Confidential Information.

(e) At any time the Company may reasonably request, during or after the Employment Period, the Executive shall deliver to the Company all originals and copies of Confidential Information and all other Company information and property affecting or relating to the business of the Company Parties within the Executive’s possession, custody or control, regardless of form or format, including, without limitation any Confidential Information produced by the Executive. Both during and after the Employment Period, the Company shall have the right of reasonable access to review, inspect, copy and/or confiscate any Confidential Information within the Executive’s possession, custody or control.

(f) Upon termination or expiration of this Agreement, the Executive shall immediately return to the Company all Confidential Information, and all other Company information and property affecting or relating to the business of the Company Parties, within the Executive’s possession, custody or control, regardless of form or format, upon the Company’s request.

(g) During the Employment Period and thereafter, the Executive represents and agrees that the Executive shall not use or disclose any confidential or proprietary information or trade secrets of others, including but not limited to former employers, and that the Executive shall not bring onto the premises of the Company or access such confidential or proprietary information or trade secrets of such others, unless consented to in writing by said others, and then only with the prior written authorization of the Company.

5.2 Work Product/Intellectual Property.

(a) The Executive hereby assigns to the Company all right, title and interest to all “Work Product” (as defined in Section 5.4(h)) that (i) relates to any of the Company Parties’ actual or anticipated business, research and development or existing or future products or services, or (ii) is reduced to practice, developed or made using any equipment, supplies, facilities, assets, information or resources of any of the Company Parties (including, without limitation, any intellectual property rights).

(b) The Executive shall promptly disclose Work Product to the Board and perform all actions reasonably requested by the Company (whether during or after the Employment Period) to establish and confirm at the Company’s cost the ownership and proprietary interest of any of the Company Parties in any Work Product (including, without limitation, the execution of assignments, consents, powers of attorney, applications and other instruments). The Executive shall not file any patent or copyright applications related to any Work Product except with the written consent of the Chairman of the Board.

5.3 Non-Competition and Non-Solicitation.

(a) In consideration of the Confidential Information being provided to the Executive as stated in Section 5.1, and other good and valuable new consideration as stated in this Agreement, including, without limitation, the opportunity to earn an Annual Bonus, the opportunity to be awarded equity awards pursuant to Section 3.5, employment and/or continued employment with the Company, and the business relationships, Company goodwill, work experience, client, customer and/or vendor relationships and other fruits of employment that the Executive shall have the opportunity to obtain, use and develop under this Agreement, the Executive agrees to the restrictive covenants stated in this Section 5.3. The rights and obligations of the Parties under this Section 5.3 shall be binding upon and inure to the benefit of the Parties hereto and their heirs, personal representatives, successors and permitted assigns.

(b) During the Employment Period and until the end of the Restricted Period (as defined in Section 5.4(g)), the Executive agrees that the Executive shall not, directly or indirectly, on the Executive’s own behalf or on the behalf of any other Person (other than a Company Party), within the United States of America or in any other country or territory in which the businesses of the Company are conducted or from which the Executive could participate in a business that competes with the business of the Company:

(i) engage in a Competing Business (as defined in Section 5.4(c)), including, without limitation, by owning, managing, operating, controlling, being employed by, providing services as a consultant or independent contractor to or participating in the ownership, management, operation or control of any Competing Business;

(ii) induce or attempt to induce any customer, vendor, supplier, licensor or other Person in a business relationship with any Company Party, for or with which the Executive or employees working under the Executive’s supervision had any direct or indirect responsibility or contact at any time during the two most recent years of the Executive’s employment with the Company, (A) to do business with a Competing Business or (B) to cease, restrict, terminate or otherwise reduce business with the Company for the benefit of a Competing Business, regardless of whether the Executive initiates contact; or

(iii) (A) solicit, recruit, persuade, influence or induce, or attempt to solicit, recruit, persuade, influence or induce anyone employed or otherwise retained by any of the Company Parties (including any independent contractor or consultant) at any time during the two most recent years of the Executive’s employment with the Company, to cease or leave their employment or contractual or consulting relationship with any Company Party, regardless of whether the Executive initiates contact for such purposes or (B) hire, employ or otherwise attempt to establish, for any Person, any employment, agency, consulting, independent contractor or other business relationship with any Person who is or was employed or otherwise retained by any of the Company Parties (including any independent contractor or consultant) at any time during the two most recent years of the Executive’s employment with the Company, regardless of whether the Executive initiates contact for such purposes.

(c) The Parties hereto acknowledge and agree that, notwithstanding anything in Section 5.3(b)(i), (i) the Executive may own or hold, solely as passive investments, securities of Persons engaged in any business that would otherwise be included in Section 5.3(b)(i), as long as with respect to each such investment the securities held by the Executive do not exceed five percent (5%) of the outstanding securities of such Person and such securities are publicly traded and registered under Section 12 of the Securities Exchange Act of 1934, as amended, and (ii) the Executive may serve on the board of directors (or other comparable position) or as an officer of any entity as consented to by the Board (such consent not to be unreasonably withheld, delayed or conditioned); provided, however, that in the case of investments otherwise permitted under clause (i) above, the Executive shall not be permitted to, directly or indirectly, participate in, or attempt to influence, the management, direction or policies of (other than through the exercise of any voting rights held by the Executive in connection with such securities), or lend the Executive’s name to, any such Person.

(d) The Executive acknowledges and agrees that, for purposes of this Section 5.3, indirect acts by the Executive shall include, without limitation, an act by the Executive’s spouse, ancestor, lineal descendant, lineal descendant’s spouse, sibling or other member of the Executive’s immediate family, so long as such act was engaged in on behalf of, at the request of, with the assistance of, the Executive, and so long as the Executive was otherwise complicit in such act.

(e) The Executive acknowledges that (i) the restrictive covenants contained in this Section 5.3 are ancillary to and part of an otherwise enforceable agreement, such being the agreements concerning Confidential Information and other consideration as stated in this Agreement, (ii) at the time that these restrictive covenants are made, the limitations as to time, geographic scope and activity to be restrained, as described herein, are reasonable and do not impose a greater restraint than necessary to protect the goodwill and other legitimate business interests of the Company, including without limitation, Confidential Information (including trade secrets), client, customer and/or vendor relationships, client and/or customer goodwill and business productivity, (iii) in the event of termination of the Executive’s employment, the Executive’s experiences and capabilities are such that the Executive can obtain gainful employment without violating this Agreement and without the Executive incurring undue hardship, (iv) based on the relevant benefits and other new consideration provided for in this Agreement, including, without limitation, the disclosure and use of Confidential Information, the restrictive covenants of this Section 5.3, as applicable according to their terms, shall remain in full force and effect even in the event of the Executive’s involuntary termination from employment, with or without Cause and (v) the Executive has carefully read this Agreement and has given careful consideration to the restraints imposed upon the Executive by this Agreement and consents to the terms of the restrictive covenants in this Section 5.3, with the knowledge that this Agreement may be terminated at any time in accordance with the provisions hereof.

5.4 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) An “Affiliate” of any specified Person means any other Person, whether now or hereafter existing, directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person. For purposes hereof, “control” or any other form thereof, when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing. For the avoidance of doubt, references in any section of this Agreement to “controlled affiliates” or “controlled Affiliates” shall include, without limitation, franchisees of GNCI and/or GNC Holdings.

(b) “Company Parties” means the Company, and its direct and indirect parents, subsidiaries and controlled Affiliates, and their successors in interest. Notwithstanding the foregoing, “Company Parties” shall not include Ares Corporate Opportunities Fund II, L.P. or Ontario Teachers’ Pension Plan Board or any other sponsor or their respective Affiliates other than the Company.

(c) “Competing Business” means, during the Employment Period and, as applicable, on the date of any termination of the Executive’s employment hereunder, any business in which any of the Company Parties is engaged or has during the last three years of the Employment Period been engaged, including, without limitation, any enterprise that engages in, owns or operates businesses that market, sell, distribute, manufacture or otherwise are involved in the nutritional supplements industry at the time of termination of the Executive’s employment which currently includes Vitamin World, Vitamin Shoppe, Vitacost, Nature’s Bounty, Bodybuilding.com, Vitamin Cottage, or any of their respective controlled Affiliates or successors; provided that (1) the Executive may be employed by or provide services to (i) (A) an ultimate parent company that engages, directly or indirectly through a subsidiary, in a Competing Business, so long as such ultimate parent company does not derive (on a consolidated basis) more than 10% of its total gross revenues from such Competing Business or (B) a subsidiary of an ultimate parent company that owns another subsidiary which is engaged in a Competing Business, so long as such ultimate parent company does not derive (on a consolidated basis) more than 30% of its total gross revenues from the Competing Business of such other subsidiary; and (2) the Executive demonstrates to the Company’s reasonable satisfaction (e.g. represents and warrants to the Company in writing and describes the nature of the Executive’s responsibilities at the parent company or the subsidiary, as applicable) that the Executive does not and will not, directly or indirectly, provide any services or advice to, have any responsibility for, or supervision of, any business activities that materially engage in a Competing Business.

(d) Confidential Information.

(i) Definition. “Confidential Information” means any and all material, information, ideas, inventions, formulae, patterns, compilations, programs, devices, methods, techniques, processes, know how, plans (marketing, business, strategic, technical or otherwise), arrangements, pricing and other data of or relating to any of the Company Parties (as well as their customers and/or vendors) that is confidential, proprietary or trade secret (A) by its nature, (B) based on how it is reasonably treated or designated by a Company Party, (C) because the disclosure of which would have a material adverse effect on the business or planned business of any of the Company Parties and/or (D) as a matter of law.

(ii) Exclusions. Confidential Information does not include material, data, and/or information (A) that any Company Party has voluntarily placed in the public domain, (B) that has been lawfully and independently developed and publicly disclosed by third parties, (C) that constitutes the general non-specialized knowledge and skills gained by the Executive during the Employment Period or (D) that enters the public domain other than by a breach of this provision by Executive or is otherwise obtained through lawful means; provided, however, that the unauthorized appropriation, use or disclosure of Confidential Information by the Executive, directly or indirectly, shall not affect the protection and relief afforded by this Agreement regarding such information.

(iii) Inclusions. Subject to the exclusions described in Section 5.4(d)(ii) (for the avoidance of doubt), Confidential Information includes, without limitation, the following information (including without limitation, compilations or collections of information) relating or belonging to any Company Party (as well as its clients, customers and/or vendors) and created, prepared, accessed, used or reviewed by the Executive during or after the Employment Period: (1) product and manufacturing information, such as ingredients, combinations of ingredients and manufacturing processes; (2) scientific and technical information, such as research and development, tests and test results, formulae and formulations, studies and analysis; (3) financial and cost information, such as operating and production costs, costs of goods sold, costs of supplies and manufacturing materials, non-public financial statements and reports, profit and loss information, margin information and financial performance information; (4) customer related information, such as customer related contracts, engagement and scope of work letters, proposals and presentations, customer-related contacts, lists, identities and prospects, practices, plans, histories, requirements and needs, price information and formulae and information concerning client or customer products, services, businesses or equipment specifications; (5) vendor and supplier related information, such as the identities, practices, history or services of any vendors or suppliers and vendor or supplier contacts; (6) sales, marketing and price information, such as marketing and sales programs and related data, sales and marketing strategies and plans, sales and marketing procedures and processes, pricing methods, practices and techniques and pricing schedules and lists; (7) database, software and other computer related information, such as computer programs, data, compilations of information and records, software and computer files, presentation software and computer-stored or backed-up information including, but not limited to, e-mails, databases, word processed documents, spreadsheets, notes, schedules, task lists, images and video; (8) employee-related information, such as lists or directories identifying employees, representatives and contractors, and information regarding the competencies (knowledge, skill, experience), compensation and needs of employees, representatives and contractors and training methods; and (9)

business- and operation-related information, such as operating methods, procedures, techniques, practices and processes, information about acquisitions, corporate or business opportunities, information about partners and potential investors, strategies, projections and related documents, contracts and licenses and business records, files, equipment, notebooks, documents, memoranda, reports, notes, sample books, correspondence, lists and other written and graphic business records.

(e) “Misappropriate”, or any form thereof, means:

(i) the acquisition of any Confidential Information by Executive, or from a Person who he knows directly or indirectly acquired the Confidential Information, by theft, bribery, misrepresentation, breach or inducement of a breach of a duty to maintain secrecy or espionage through electronic or other means (each, an “Improper Means”); or

(ii) the disclosure or use of any Confidential Information without the express consent of the Company by Executive directly or through a Person who he knows (A) used Improper Means to acquire knowledge of the Confidential Information, (B) at the time of disclosure or use, knew that his or her knowledge of the Confidential Information was (x) derived from or through a Person who had utilized Improper Means to acquire it, (y) acquired under circumstances giving rise to a duty to maintain its secrecy or limit its use or (z) derived from or through a Person who owed a duty to the Company to maintain its secrecy or limit its use or (C) before a material change of his or her position, knew that it was Confidential Information and that knowledge of it had been acquired by accident or mistake.

(f) “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, business trust, joint-stock company, estate, trust, unincorporated organization, government or other agency or political subdivision thereof or any other legal or commercial entity.

(g) “Restricted Period” means twenty-four (24) months after the date of termination of employment (the Executive’s last day of work for the Company) for any reason.

(h) “Work Product” means all patents and patent applications, all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, creative works, discoveries, software, computer programs, modifications, enhancements, know-how, formulations, concepts and ideas, and all similar or related information (in each case whether or not patentable), all copyrights and copyrightable works, all trade secrets, confidential information, and all other intellectual property and intellectual property rights that are reduced to practice, developed or made by the Executive either alone or with others in the course of employment with the Company.

5.5 Remedies.

(a) Because the Executive’s services are unique and because the Executive has access to Confidential Information, the Executive acknowledges and agrees that if the Executive breaches any of the provisions of this Section 5, the Company may suffer immediate and irreparable harm for which monetary damages alone will not be a sufficient remedy and the Company may seek injunctive relief. The restrictive covenants stated in this Section 5 are without prejudice to the Company’s rights and causes of action at law. Notwithstanding anything contained in this Agreement, in no event shall the Executive be prohibited from exercising Executive’s legally protected “whistleblower” rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934).

(b) In addition to the remedies provided in subsection (a), if the Executive violates any provision of this Section 5, the Company may, after (i) giving written notice to the Executive of the Board’s reasonable, good faith belief that Executive has or is materially violating any of the covenants contained in this Section 5 and (ii) giving the Executive 20 days in which to cease and cure such violation, and the Executive fails to cease and desist from such violation and/or does not cure such violation, immediately cease all payments that it may be providing to the Executive pursuant to Section 4.3(c)(i) until such activities are ceased and the violation cured; provided, however, that the foregoing shall be in addition to such other remedies as may be available to the Company and shall not be deemed to permit the Executive to forego or waive such payments in order to avoid his or her obligations under this Section 5; provided, further, that any Release previously executed by the Executive shall continue in effect.

5.6 Interpretation; Severability.

(a) The Executive has carefully considered the possible effects on the Executive of the covenants not to compete, the confidentiality provisions and the other obligations contained in this Agreement, and the Executive recognizes that the Company has made every effort to limit the restrictions placed upon the Executive to those that are reasonable and necessary to protect the Company’s legitimate business interests.

(b) The Executive acknowledges and agrees that the restrictive covenants set forth in this Agreement are reasonable and necessary in order to protect the Company’s valid business interests. It is the intention of the Parties hereto that the covenants, provisions and agreements contained herein shall be enforceable to the fullest extent allowed by law. If any covenant, provision or agreement contained herein is found by a court having jurisdiction to be unreasonable in duration, scope or character of restrictions, or otherwise to be unenforceable, such covenant, provision or agreement shall not be rendered unenforceable thereby, but rather the duration, scope or character of restrictions of such covenant, provision or agreement shall be deemed reduced or modified with retroactive effect to render such covenant, provision or agreement reasonable or otherwise enforceable (as the case may be), and such covenant, provision or agreement shall be enforced as modified. If the court having jurisdiction shall not review the covenant, provision or agreement, the Parties hereto shall mutually agree to a revision having an effect as close as permitted by applicable law to the provision declared unenforceable. The Parties hereto agree that if a court having jurisdiction determines, despite the express intent of the Parties hereto, that any portion of the covenants, provisions or agreements contained herein are not enforceable, the remaining covenants, provisions and agreements herein shall be valid and enforceable. Moreover, to the extent that any provision is declared unenforceable, the Company shall have any and all rights under applicable statutes or common law to enforce its rights with respect to any and all Confidential Information or unfair competition by the Executive.

5.7 Non-Waiver. The failure or delay of the Company at any time to require performance by the Executive of any provision of this Section 5 or to seek redress against the Executive or any other employee for any specific breach or threatened breach of this Section 5, even if known, shall not by itself operate or be construed as a waiver by the Company of its rights to require performance of that provision or to exercise any right, power or remedy hereunder, and any waiver by the Company of any breach of any provision of this Section 5 shall not be construed as a waiver of the provision itself, or a waiver of any right, power or remedy under this Agreement. No notice to or demand on the Executive in any case shall, of itself, entitle the Executive to any other or further notice or demand in similar or other circumstances other than as otherwise required in this Section 5. This provision shall not be deemed to supersede the common law of laches; nor shall it bar the defense of laches to application for equitable remedies.

6. Insurance and Indemnification.

6.1 Insurance. In all policies of director and officer liability insurance, the Executive shall be named as an insured in such a manner as to provide the Executive substantially the same rights and benefits as are accorded to the Company’s directors and executive officers.

6.2 Indemnification. The Company shall provide indemnification and advancement of reasonable legal expenses to the Executive on terms and conditions and with rights and benefits substantially the same as is provided from time to time by the Company to its directors and executive officers, including through the execution of the indemnification agreement executed as of the date hereof.

7. Miscellaneous.

7.1 Public Statements.

(a) Media Nondisclosure. The Parties agree that during the Employment Period or at any time during the Restricted Period, except as may be authorized in writing by the other, the Parties shall not release or solicit another to release to the Media any information concerning or relating to any aspect of the Executive’s termination from employment with the Company, and/or any aspect of any dispute that may be the subject of this Agreement. For the purposes of this Agreement, the term “Media” includes, without limitation, any news organization, station, publication, show, website, web log (blog), bulletin board, chat room and/or program (past, present and/or future), whether published through the means of print, radio, television and/or the Internet or otherwise, and any member, representative, agent and/or employee of the same. Nothing in this Section 7.1(a) shall be construed to hinder any Party’s right to undertake actions reasonably appropriate seeking legal redress with regard to any dispute; nor shall this provision bar any release to the Media that responds to a broadly disseminated publication of allegations or opinions that are harmful to the responding Party’s reputation, or that is otherwise required by applicable law, the Securities and Exchange Commission or the applicable rules of any national exchange on which the securities of GNC Holdings or any Affiliate thereof is traded.

(b) Non-Disparagement. The Executive agrees that during the Employment Period and Restricted Period, the Executive shall not make any statements, comments or communications in any form, oral, written or electronic to any Media or any customer, client or supplier of the Company or any of its Affiliates, which would constitute libel, slander or disparagement of the Company or any of its controlled Affiliates, including, without limitation, any such statements, comments or communications that criticize, ridicule or are derogatory to the Company or any of its controlled Affiliates; provided, however, that the terms of this Section 7.1(b) shall not apply to communications between the Executive and, as applicable, the Executive’s attorneys or other persons with whom communications would be subject to a claim of privilege existing under common law, statute or rule of procedure. The terms of this Section 7.1(b) shall also not apply to communications made by the Executive pursuant to a legal obligation of the Executive that is or may be disparaging of the Company or any of its controlled Affiliates; provided that the Executive shall use reasonable best efforts to notify the Company of such required disclosure in advance of being required to make such disclosure, in order to allow the Company the opportunity to prevent such disclosure. The Executive further agrees that the Executive shall not in any way solicit any such disparaging statements, comments or communications from others.

(c) The Company agrees and warrants that during the Employment Period and Restricted Period: (i) the Company and its controlled Affiliates shall not issue or publish any statements, comments or communications in any form, oral, written or electronic, to any Media or any customer, client or supplier of the Company or any of its Affiliates, (ii) the members of the Board and the executive officers of the Company, in each case in the scope of their agency as, or in their capacity as, representatives of the Company and its Affiliates, shall not make any statements, comments or communications in any form, oral, written or electronic to any Media or any customer, client or supplier of the Company or any of its Affiliates, which would constitute libel, slander or disparagement of the Executive; and (iii) the Company shall direct the members of all boards of directors, officers and employees of the Company and its Affiliates not to make any statements, comments or communications in any form, oral, written or electronic to any Media or any customer, client or supplier of the Company or any of its Affiliates, in any such case under Section 7.1(c)(i), (ii) or (iii) which would constitute libel, slander or disparagement of the Executive, including, without limitation, any such statements, comments or communications that criticize, ridicule or are derogatory to the Executive; provided, however, that the terms of this Section 7.1(c) shall not apply to any documents required to be filed by the Company with the Securities and Exchange Commission, provided that such disclosure is limited to only that which is required in order to comply with the Company’s communications obligations thereunder and is limited to only that which is required to be disclosed, or communications between the Company and, as applicable, the Company’s attorneys or other persons with whom communications would be subject to a claim of privilege existing under common law, statute or rule of procedure. The terms of this Section 7.1(c) shall also not apply to communications made by the Company or any of its Affiliates pursuant to a legal obligation of the Company or any of its Affiliates, or that is otherwise required by the applicable rules of any national exchange on which the securities of GNC Holdings or any Affiliate thereof is traded, that is or may be disparaging of the Executive; provided that the

Company shall use reasonable best efforts to notify the Executive of such required disclosure in advance of being required to make such disclosure, in order to allow the Executive the opportunity to prevent such disclosure. The Company further agrees that the Company and its officers, directors and employees shall not in any way solicit any such disparaging statements, comments or communications from others.

7.2 ARBITRATION. SUBJECT TO THE RIGHTS UNDER SECTION 7.3 TO SEEK INJUNCTIVE OR OTHER EQUITABLE RELIEF, BINDING ARBITRATION SHALL BE THE EXCLUSIVE REMEDY FOR ANY AND ALL DISPUTES, CLAIMS OR CONTROVERSIES, WHETHER STATUTORY, CONTRACTUAL OR OTHERWISE, BETWEEN THE PARTIES HERETO ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT BY OR TERMINATION FROM THE COMPANY (INCLUDING, BUT NOT LIMITED TO, THE AMOUNT OF DAMAGES, OR THE CALCULATION OF ANY BONUS OR OTHER AMOUNT OR BENEFIT DUE) (COLLECTIVELY, “DISPUTES”). THE PARTIES EACH WAIVE THE RIGHT TO A JURY TRIAL AND WAIVE THE RIGHT TO ADJUDICATE THEIR DISPUTES UNDER THIS AGREEMENT OUTSIDE THE ARBITRATION FORUM PROVIDED FOR IN THIS AGREEMENT, EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT.

(a) Mediation First. In the event either Party provides a notice of arbitration of any Dispute to the other Party, the Parties shall promptly proceed to make a good-faith effort to settle the Dispute by agreement, in a full-day, non-binding mediation with a mediator selected from a panel of mediators of JAMS. The mediation will be governed by JAMS mediation procedures in effect at the time of the mediation. The Company shall bear the costs for mediation, including the mediator’s fees; provided, however, that the Parties shall each bear their own individual costs and attorneys’ fees. If for any reason JAMS cannot serve as the mediation administrator, the Company may, with the consent of Executive (not to be unreasonably withheld, delayed or conditioned), select an alternative mediation administrator, such as the American Arbitration Association (“AAA”), to serve under the terms of this Agreement. The Executive may, but is not required to, be represented by counsel in mediation. Any mediators proposed for the panel provided for in this Section 7.2(a) must be available to serve in the Agreed Venue (as defined in Section 7.2(e)).

(b) Severability. It is the intention of the Parties hereto that the terms of Section 7.2 of this Agreement and its subparts (the “Arbitration Provision”) shall be enforceable to the fullest extent allowed by law. However, if any terms of the Arbitration Provision are adjudicated to be invalid, illegal or unenforceable, then the Parties hereby stipulate and agree that (i) the adjudicating authority may and hereby is requested to modify the effect and/or interpret such terms so that they become valid, legal and enforceable and are as like the original terms as possible; (ii) such terms will not affect any other terms of the Arbitration Provision or this Agreement; (iii) if for any reason the terms in question cannot be modified or interpreted in accordance with this subsection, then the Arbitration Provision will be reformed, construed and enforced as if such terms never had been contained herein and/or have been severed herefrom; (iv) such invalidity, illegality or unenforceability will not take effect in any other jurisdiction absent a separate adjudication to that effect; and (v) the remainder of this Agreement shall continue in full force and effect.

(c) Procedure Generally. In the event that the Parties fail to settle at the mediation required by this Agreement, the Parties agree to submit the Dispute to a single arbitrator selected from a panel of JAMS arbitrators. The arbitration will be governed by the JAMS Comprehensive Arbitration Rules and Procedures in effect at the time the arbitration is commenced, subject to the terms and modifications of this Agreement. If for any reason JAMS cannot serve as the arbitration administrator or cannot fulfill the panel requirements of the Arbitration Provision, the Company may, with the consent of Executive (not to be unreasonably withheld, delayed or conditioned), select an alternative arbitration administrator, such as AAA, using its rules and procedures to serve under the terms of this Agreement.

(d) Arbitration Selection. To select the arbitrator, the Parties shall make their respective strikes from a panel of former federal court judges, to the extent available from JAMS (the “First Panel”). If the Parties cannot agree upon an arbitrator from the First Panel or if such a panel is not available from JAMS, then the Parties will next make their respective strikes from a panel of former Pennsylvania state court trial and appellate judges, to the extent available from JAMS (the “Second Panel”). Any arbitrators proposed for the First and Second Panels provided for in this Section 7.2(d) must be available to serve in the Agreed Venue. If the Parties cannot agree upon an arbitrator from the Second Panel, or if such a panel is not available from JAMS, then the Parties will next make their respective strikes from the panel of all other JAMS arbitrators available to serve in the Agreed Venue.

(e) VENUE. THE PARTIES STIPULATE AND AGREE THAT THE EXCLUSIVE VENUE OF ANY SUCH ARBITRATION PROCEEDING (AND OF ANY OTHER PROCEEDING, INCLUDING ANY COURT PROCEEDING, UNDER THIS AGREEMENT) SHALL BE ALLEGHENY COUNTY, PENNSYLVANIA (THE “AGREED VENUE”).

(f) Authority and Decision. The arbitrator shall have the authority to award the same damages and other relief that a court could award. The arbitrator shall issue a reasoned award explaining the decision and any damages awarded. The arbitrator’s decision will be final and binding upon the Parties absent manifest error (which shall only be corrected by the arbitrator) and enforceable by a court of competent jurisdiction. The Parties will abide by and perform any award rendered by the arbitrator. In rendering the award, the arbitrator shall state the reasons therefor, including (without limitation) any computations of actual damages or offsets, if applicable.

(g) Fees and Costs. In the event of arbitration under the terms of this Agreement, the fees charged by JAMS or other arbitration administrator and the arbitrator shall be borne by the Company, subject to subsequent reallocation in the determination of the arbitrator consistent with the JAMS rules and regulations and to the extent permitted by law. Otherwise, the Parties shall each bear their own costs, expenses and attorneys’ fees incurred in arbitration; provided, however, that the prevailing Party shall be entitled to recover and have awarded its attorneys’ fees, court costs, arbitration expenses, and its portion of the fees and costs charged by JAMS or other arbitration administrator, regardless of which Party initiated the proceedings, in addition to any other relief to which it may be entitled. The Executive may, but is not required to, be represented by counsel in arbitration.

(h) Limited Scope. The following are excluded from binding arbitration under this Agreement: claims for workers’ compensation benefits or unemployment benefits; replevin; and claims for which a binding arbitration agreement is invalid as a matter of law.

7.3 Injunctive Relief. The Parties hereto may seek injunctive relief in arbitration; provided, however, that as an exception to the arbitration agreement set forth in Section 7.2, the Parties, in addition to all other available remedies, shall each have the right to initiate an action in any court of competent jurisdiction in order to request injunctive or other equitable relief regarding the terms of Sections 5, 7.1 or 7.2. The exclusive venue of any such proceeding shall be in the Agreed Venue. The Parties agree (a) to submit to the jurisdiction of any competent court in the Agreed Venue and (b) to waive any and all defenses it may have on the grounds of lack of jurisdiction of such court. Evidence adduced in any such proceeding for an injunction may be used in arbitration as well. The existence of this right shall not preclude or otherwise limit the applicability or exercise of any other rights and remedies that a Party hereto may have at law or in equity.

7.4 Settlement of Existing Rights. In exchange for the other terms of this Agreement, the Executive acknowledges and agrees that: (a) the Executive’s entry into this Agreement is a condition of employment and/or continued employment with the Company, as applicable; and (b) the Executive is being provided with access to Confidential Information, including, without limitation, proprietary trade secrets of one or more Company Parties, to which the Executive has not previously had access.

7.5 Entire Agreement; Waiver. This Agreement contains the entire agreement between the Executive and the Company with respect to the subject matter hereof, and supersedes any and all prior understandings or agreements, whether written or oral. No modification or addition hereto or waiver or cancellation of any provision hereof shall be valid except by a writing signed by the Party to be charged therewith. No delay on the part of any Party to this Agreement in exercising any right or privilege provided hereunder or by law shall impair, prejudice or constitute a waiver of such right or privilege.

7.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to principles of conflict of laws.

7.7 Successors and Assigns; Binding Agreement. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their heirs, personal representatives, successors and permitted assigns. This Agreement is a personal contract, and, except as specifically set forth herein, the rights and interests of either Party herein may not be sold, transferred, assigned, pledged or hypothecated by any Party without the prior written consent of the others. As used herein, the term “successor” as it relates to the Company, shall include, but not be limited to, any successor by way of merger, consolidation or sale of all or substantially all of such Person’s assets or equity interests.

7.8 Representation by Counsel; Independent Judgment; No Conflicts. Each of the Parties hereto acknowledges that (a) it or the Executive has read this Agreement in its entirety and understands all of its terms and conditions, (b) it or the Executive has had the opportunity to consult with any individuals of its or the Executive’s choice regarding its or the Executive’s agreement to the provisions contained herein, including legal counsel of its or the Executive’s choice, and any decision not to was the Executive’s or its alone and (c) it or the Executive is entering into this Agreement of its or the Executive’s own free will, without coercion from any source, based upon its or the Executive’s own independent judgment. The Executive further represents that none of the entry by the Executive into this Agreement and the Executive’s performance of duties hereunder shall constitute a breach of any agreement to which the Executive may be subject with any prior employer.

7.9 Interpretation. The Parties and their respective legal counsel actively participated in the negotiation and drafting of this Agreement, and in the event of any ambiguity or mistake herein, or any dispute among the Parties with respect to the provisions hereto, no provision of this Agreement shall be construed unfavorably against any of the Parties on the ground that the Executive, it, or the Executive’s or its counsel was the drafter thereof.

7.10 Survival. The provisions of Sections 4.3(e), 5, 6 and 7 shall survive the termination of this Agreement.

7.11 Notices. All notices and communications hereunder shall be in writing and shall be deemed properly given and effective when received, if sent by facsimile or telecopy, or by postage prepaid by registered or certified mail, return receipt requested, or by other delivery service which provides evidence of delivery, as follows:

If to the Company, to:

General Nutrition Centers, Inc.

300 Sixth Avenue

Pittsburgh, PA 15222

Attention: Chairman, Board of Directors

with a copy to the Chief Legal Officer of the Company, at the same address.

If to the Executive, to:

the Executive, at the most recent address of the

Executive on file with the Company.

with copy to:

Russ Cashdan, Esq.

Hogan Lovells US LLP

1999 Avenue of the Stars, Suite 1400

Los Angeles, CA 90067

or to such other address as one Party may provide in writing to the other Party from time to time.

7.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Facsimile or electronic transmission of any signed original document or retransmission of any signed facsimile or electronic transmission will be deemed the same as delivery of an original. At the request of any Party, the Parties will confirm facsimile or electronic transmission by signing a duplicate original document.

7.13 Captions. Paragraph headings are for convenience only and shall not be considered a part of this Agreement.

7.14 No Third Party Beneficiary Rights. No entity or person not a Party hereto shall have any right to enforce any provision of this Agreement, even if indirectly benefited by it.

7.15 Withholding. Any payments provided for hereunder shall be paid net of any applicable withholding required under Federal, state or local law and any additional withholding to which the Executive has agreed in writing.

7.16 Section 409A of the Code.

(a) Although the Company does not guarantee to the Executive any particular tax treatment relating to the payments and benefits under this Agreement, it is intended that such payments and benefits be exempt from, or comply with, Code Section 409A, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. The Parties mutually desire to avoid adverse tax consequences associated with the application of Code Section 409A to this Agreement and agree to cooperate fully and take appropriate reasonable actions to avoid any such consequences under Code Section 409A, including delaying payments and reforming the form of the Agreement (maintaining, to the maximum extent reasonably possible, the original intent and economic benefit to the Executive and the Company of the applicable provisions) if such action would reduce or eliminate taxes and/or interest payable as a result of Code Section 409A. In addition, Section 7.16 shall take precedence over any contrary terms in this Agreement.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following such termination of employment that are considered “nonqualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (1) the expiration of the six-month period measured from the date of such “separation from service” of the Executive, and (2) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 7.16(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum with interest at the prime rate as published in The Wall Street Journal on the first business day following the end of the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided, that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect; and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.

(d) If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement, intending it as a document under seal, to be effective for all purposes as of the Effective Date.

WITNESS/ATTEST:		GENERAL NUTRITION CENTERS, INC.

By:	/s/ Gavin M. O’Connor	By:	/s/ Kevin G. Nowe
Name:	VP & Chief Compliance Officer	Title:	SVP, Chief Legal Officer

WITNESS/ATTEST:		GNC HOLDINGS, INC.

By:	/s/ Gavin M. O’Connor	By:	/s/ Kevin G. Nowe
Name:	VP & Chief Compliance Officer	Title:	SVP, Chief Legal Officer

WITNESS/ATTEST:		EXECUTIVE

By:	/s/ P. Seipe	By:	/s/ Ken Martindale
Name:	Patti A. Seipe	Title:	Ken Martindale

GENERAL RELEASE AND COVENANT NOT TO SUE

See attached Exhibit A

EXHIBIT A

Form of Release for

Employment Agreement Exhibit

GENERAL RELEASE AND COVENANT NOT TO SUE

Reference is made to that certain Employment Agreement, dated as of [DATE] between General Nutrition Centers, Inc. and GNC Holdings, Inc. (the “Company,” and together with General Nutrition Centers, Inc., referred to herein as “GNC”) and me, [name] (referred to herein as “I”) (such Employment Agreement as may have been amended or otherwise modified from time to time in accordance with its terms, the “Employment Agreement”). Capitalized terms used but not otherwise defined in this General Release and Covenant Not to Sue (this “Release”) shall have the meanings ascribed thereto in the Employment Agreement. For the avoidance of doubt, references to “controlled Affiliates” or “controlled affiliates” include, without limitation, franchisees of the Company and/or GNC.

1. Resignation. I, [name], hereby resign, retroactive to the date of the termination of my employment, as an officer and director of GNC and any of their controlled Affiliates and from any such positions held with any other entities at the direction of, or as a result of my affiliation with, GNC or any of its controlled Affiliates. I agree to promptly execute and deliver such other documents as GNC shall reasonably request to evidence such resignations. In addition, I hereby agree and acknowledge that the date of the termination of my employment, as an officer and director of the Company, shall also be date of my termination from all other offices, positions, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, GNC or any of its controlled Affiliates.

2. Confirmation of Termination. I acknowledge that, subject to the terms and conditions of the Employment Agreement, the date of the termination of my employment as an officer and director of the Company will serve as the termination date of my employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through GNC. I acknowledge and agree that GNC shall not have any obligation to rehire me, nor shall GNC have any obligation to consider me for employment, after the date of the termination of my employment as an officer and director of the Company.

3. General Release and Waiver. I, [name], on behalf of myself and my heirs, executors, administrators and assigns, in consideration of the Company’s agreement to pay me the severance and other payments and benefits as more fully described in the Employment Agreement in accordance with the terms and conditions of the Employment Agreement, do hereby (except as expressly stated herein) release and forever discharge and covenant not to sue (a) GNC and each of its controlled Affiliates and their respective past, present and future subsidiaries, divisions, controlled Affiliates and related business entities, directors, officers, executives, members, agents, fiduciaries, trustees, administrators, managers, supervisors, shareholders, investors, employees and representatives and each of their respective successors and assigns (both individually and in their official capacities) (collectively, the “Releasees”), from any and all actions, causes of action, covenants, contracts, claims, demands, suits, and liabilities whatsoever, which I ever had, now have or may have arising prior to or on the effective date of this Release by reason of my employment with or severance of my employment from the Company and/or its controlled affiliates (“Claims”).

By signing this Release, I am providing a complete waiver of all Claims that may have arisen, whether known or unknown, up until and including the effective date of this Release. This includes, but is not limited to, claims based on the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, as amended, the Family and Medical Leave Act of 1993, as amended, the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, Section 1981 of the Civil Rights Act of 1866, as amended, the Equal Pay Act, as amended, the Immigration Reform and Control Act of 1986, as amended, the Employee Retirement Income Security Act of 1974, as amended (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the released parties subject to the terms and conditions of such plan and applicable law), the Sarbanes-Oxley Act of 2002, as amended, the Pennsylvania Human Relations Act, as amended, the Pennsylvania Equal Pay Law, as amended, or any other Federal, state, or local law, any common law, public policy, contract (whether oral or written, express or implied) except as expressly excluded below, or tort law, and any other local, state or Federal law, regulation or ordinance having any bearing whatsoever on the terms and conditions of my employment and the cessation thereof, provided, however, that this Release shall not apply to (i) the Company’s obligations to provide me the severance and other payments, equity, and benefits to which I am entitled under the Employment Agreement in accordance with its terms and conditions, (ii) the Company’s and/or its insurers’ obligation(s) to provide me indemnification, defense, hold harmless, advancement or reimbursement of expenses to which I am or would be entitled under applicable public law, the Company’s bylaws as in effect as of the time of the underlying claim, any contract of insurance, or the Employment Agreement, (iii) any vested, nonforfeitable benefits to which I may be entitled pursuant to any employee benefit plan maintained by the Company from time to time during my employment with the Company, (iv) claims for compensation for injuries that are subject to and compensable solely under the Workers Compensation Law, (v) any other right I have under, or any obligation of GNC or any of its Affiliates to me under, the Employment Agreement which by its terms survives termination, or (vi) any claim that cannot be waived as a matter of law (collectively, “Excluded Claims”). This Release is not intended to interfere with my right to file a charge with the Equal Employment Opportunity Commission (“EEOC”) in connection with any claim I believe I may have against any Releasee. Notwithstanding the preceding sentence, by executing this Release, I hereby waive the right to recover in any proceeding I may bring before the EEOC or any state human rights commission on my behalf. I further agree, promise and covenant that, to the maximum extent permitted by law neither, I, nor any person, organization, or other entity acting on my behalf has filed or will file, charged or will charge, claimed or will claim, sued or will sue, or caused or will cause or permitted or will permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory, monetary or other relief) against the Releasees with respect to any Claims other than Excluded Claims.

4. Knowing and Voluntary Waiver. (a) I have been afforded at least twenty-one (21) days to review this Release and I acknowledge that GNC advises me to first consult with legal counsel, and I am signing this Release knowingly, voluntarily and with my own free will, and with full understanding of its terms and effects. (b) I have had answered to my satisfaction any questions I have asked with regard to the meaning and significance of all the terms and conditions of the provisions of this Release and have not relied on any statements or explanations made by any Releasee or their legal counsel. (c) I voluntarily accept the severance and other payments and benefits to which I am entitled under the Employment Agreement, for the purpose of making full and final settlement of all Claims referred to above and agreeing to abide by the terms and conditions contained in this Release. (d) I also understand that I have seven (7) days after my execution of this Release to revoke this Release, and that this Release will not become effective if I exercise my right to revoke my signature within seven (7) days of my execution of this Release. (e) I understand that such revocation must be delivered in writing to the Chief Legal Officer of the Company at its headquarters at: 300 Sixth Avenue, Pittsburgh, PA 15222, on or prior to 5:00 p.m. Eastern Standard Time (or Eastern Daylight Time, as applicable) on the seventh (7th) day after I have signed this Release, in order for such revocation to be effective.

5. Effective Time of Release. This Release, once signed (and dated on the date signed) and returned to the Company by the date required under the Employment Agreement at its headquarters at: 300 Sixth Avenue, Pittsburgh, PA 15222, Attention: Chairman of the Board, shall be effective on the eighth (8th) day after this Release is signed.

6. Governing Law. This Release will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. If any provision in this Release is held invalid or unenforceable for any reason, the remaining provisions shall be construed as if the invalid or unenforceable provision had not been included.

IN WITNESS WHEREOF, I have executed this Release on this             day of             , 2            .

[NAME]

FORM OF RESTRICTED STOCK AWARD AGREEMENT

See attached Exhibit B.

FORM OF OPTION AWARD AGREEMENT

See attached Exhibit C.